MEDACURE INDUSTRIES, INC. / JUMP'N JAX, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	Medacure	Jump'n		Pro	Adjusted
	Industries	Jax	Combined	Forma	ProForma
	September 30, 2006		Totals	Adj.	Totals

ASSETS

Current Assets:
Cash	$74,360	$2,067	$76,427	$—	$76,427

Total Current Assets	74,360	2,067	76,427	—	76,427

Fixed Assets, Net:	—	382	382	—	382
TOTAL ASSETS	$74,360	$2,449	$76,809	$—	$76,809

LIABILITIES AND
STOCKHOLDERS'
EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$—	$1,280	$1,280	$—	$1,280

Total Current Liabilities	—	1,280	1,280	—	1,280

Total Liabilities	—	1,280	1,280	—	1,280

Stockholders' Equity
(Deficit):
Common stock	11,488	3,230	14,718	—	14,718
Additional paid-in capital	656,212	109,770	765,982	—	765,982
Stock subscription
receivable	(55,000)	—	(55,000)	—	(55,000)
Accumulated deficit	(538,340)	(111,831)	(650,171)	—	(650,171)

Total Stockholders'
Equity (Deficit)	74,360	1,169	75,529	—	75,529

TOTAL LIABILITIES AND
STOCKHOLDERS'
EQUITY (DEFICIT)	$74,360	$2,449	$76,809	$—	$76,809

MEDACURE INDUSTRIES, INC. / JUMP'N JAX, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	Medacure	Jump'n
	Industries	Jax		Pro	Adjusted
	For the Period Ended		Combined	Forma	ProForma
	September 30, 2006		Totals	Adj.	Totals

REVENUES

Sales	$—	$—	$—	$—	$—

Total Revenues	—	—	—	—	—

COST OF SALES	—	—	—	—	—

GROSS PROFIT	—	—	—	—	—

OPERATING EXPENSES

General and administrative	65,840	42,179	108,019	—	108,019
Depreciation and amortization	—	2,570	2,570	—	2,570

Total Operating Expenses	65,840	44,749	110,589	—	110,589

OPERATING LOSS	(65,840)	(44,749)	(110,589)	—	(110,589)

OTHER INCOME (EXPENSE)

Impairment of assets	(472,500)	—	(472,500)	—	(472,500)

Total Other Income
(Expense)	(472,500)	—	(472,500)	—	(472,500)

NET LOSS	$(538,340)	$(44,749)	$(583,089)	$—	$(583,089)